Exhibit 19

ENCOMPASS HEALTH CORPORATION
INSIDER TRADING POLICY
Amended and Restated as of October 19, 20231
Purpose. This Policy sets forth the general standards for all members of the Board of Directors, officers and employees, and certain associates, consultants and contractors, of Encompass Health Corporation and its subsidiaries (collectively, the “Company”) with respect to engaging in transactions in the Company’s securities, including on behalf of the Company, and securities of other publicly-traded companies. In addition, the Addendum to this Policy describes the special policies and procedures of the Company applicable to directors, executive officers, and certain designated employees regarding restrictions on trading, pre-clearance, and reporting of transactions in the Company’s securities.
Company Assistance. Any person who has questions regarding this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual. The General Counsel, or in his/her absence his/her designee in the Legal Department, shall be responsible for interpreting this Policy.
Individual Responsibility. Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading. You may, from time to time, have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the Material Nonpublic Information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.
A.    Applicability
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of the Company and its subsidiaries. This Policy also applies to any vendors, consultants and contractors of the Company or any of its subsidiaries and any other person designated by the General Counsel, who in each case receive or have access to Material Nonpublic Information (as defined below) regarding the Company and to whom the Company communicates this Policy. The persons to whom this Policy applies shall be referred to herein as “Covered Persons.”
B.    General Policy
No Covered Person who is aware of Material Nonpublic Information regarding the Company may, directly or indirectly through a Related Person (as defined below) or other person or entity, (a) purchase or sell the Company’s securities, (b) gift the Company’s securities, (c) engage in any other action to take advantage of that information or (d) provide that information or recommend a trade in such securities to others, including family and friends, except as provided below.
In addition, no Covered Person may trade in the securities of any other company if aware of Material Nonpublic Information about that company which the person obtained in the course of his or her work for the Company. For example, you may not trade in the securities of other companies, such as vendors or suppliers of the Company or those companies with which the Company may be negotiating a major transaction, while in possession of Material Nonpublic Information about that company. Information that is not Material Nonpublic Information with respect to the Company may still be material to these other entities.
If you are aware of Material Nonpublic Information, you must forego a transaction in the Company’s securities or the securities of another company even though
·you planned the transaction before learning of the Material Nonpublic Information,
·you may lose money or a potential profit by not completing the transaction, or
·the transaction may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial reason).
Remember that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how your transaction may be construed by enforcement authorities and others in hindsight.
C.    Certain Definitions
1.Material Nonpublic Information
(a)    Material Information
Information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of a security or where the information is likely to have an effect on the market price of the security. Either positive OR negative information may be material. Possible material information includes, but is not limited to:
•Earnings information and quarterly results;
•Guidance on operating or financial metrics;
•Mergers, acquisitions, tender offers, significant joint ventures or changes in assets;
•New lines of business;
•Developments regarding key vendors (e.g., the acquisition or loss of a contract, significant disruptions to key services/products being provided);
•Changes in auditor or auditor notification that a company may no longer rely on an audit report;
•Events regarding a company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to rights of securityholders, public or private sales of additional securities or information related to any additional funding);
•Impending bankruptcy, receivership or financial liquidity problems;
•Regulatory approvals or the impact of changes in regulations;
•Incidents with potential to significantly affect the operation or security of the Company’s information systems or those of key third-party vendors;
•Developments in actual or threatened significant litigation; or
•Changes in senior management.
It can sometimes be difficult to know whether information would be considered material. When doubt exists, the information should be presumed to be material.
If you are unsure whether information of which you are aware is material, you should consult with the General Counsel.

(b)    Nonpublic Information
Nonpublic information, whether or not material, is information that has not been made available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to the public, such as to the wire services through a press release or through a Securities and Exchange Commission (SEC) filing, and a sufficient period of time must have elapsed to allow the information to be fully disclosed to the general public. As a general rule, information shall not be considered fully disclosed to the general public until after the close of business on the first full trading day (generally, every day of the year other than Saturdays, Sundays and federal holidays) following the date of public disclosure of the information.
2.Related Person
A “Related Person” includes your spouse, minor children and anyone else living in your household or any family members not living in your household who are subject to your control or influence; any person or entity that you control (e.g., a partnership or a trust of which you are a trustee) and estates of which you are an executor. Since you are responsible for the transactions of any Related Person, you should make them aware of the need to confer with you before they trade in the Company’s securities and should treat any such transactions as yours for purposes of this Policy.
D.    Specific Policies
1.Prohibited Transactions in the Company’s Securities
While you are aware of Material Nonpublic Information, neither you nor any Related Person may trade in the Company’s securities. This includes a prohibition on:
•placing purchase or sell orders or recommending that another person place purchase or sell orders in the Company’s securities or derivative instruments relating thereto;
•entering into a plan or arrangement to transact in the Company’s securities;
•gifting the Company’s securities;
•stock option exercises; and
•transactions in Company securities under the Company’s deferred compensation plans and any other benefit plans adopted by the Company from time to time to the extent the transactions involve an investment decision, including elections to participate in a plan or allocate contributions to a plan’s Company stock fund, changes in those contribution elections and intra-plan transfers into and out of Company stock funds.
The only exceptions to the Policy are:
•Gifting the Company’s securities subject to the written condition that the transferee not sell or otherwise transfer the securities for a period of 90 days from the date of receipt of the gift.
•Award payouts by the Company to you under any equity-based compensation plans.
•Any purchase or sale of the Company’s securities made pursuant to an agreement or plan that complies with SEC Rule 10b5-1; provided that (a) you are not aware of Material Nonpublic Information at the time you enter into, adopt or modify the agreement or plan and (b) the agreement or plan has been approved in advance by the General Counsel, and if you are an Insider (defined below), the agreement or plan is substantially consistent with a form of agreement or plan that has also been approved by a majority of the Nominating/Corporate Governance Committee.
•The exercise of stock options by (i) payment of cash (but not cash resulting from the sale of any shares received upon exercise, such as a cashless exercise through a broker) or (ii) net settlement pursuant to which the Company withholds shares (or options are delivered to the Company) to satisfy the exercise price.
•The exercise of tax withholding rights pursuant to which the Company withholds shares (or options are delivered to the Company) to satisfy tax withholding requirements.
•Automatic payroll deductions, pursuant to a contribution election made when you were not aware of Material Nonpublic Information, to purchase Company common stock pursuant to Company benefit plans that may be in effect from time to time (but not the sale of any shares so acquired).
•Any purchase under a dividend reinvestment plan of the Company made with an amount constituting a dividend, pursuant to an election to participate made when you were not aware of Material Nonpublic Information (but not the sale of any shares so acquired).
•The transfer of securities to a spouse or to a revocable grantor trust.
•Any transaction specifically approved in writing in advance by the General Counsel.
Any person directing the execution of repurchases of the Company’s securities on behalf of the Company must comply with the pre-clearance procedures set forth in Section I.B(c) of the Addendum hereto prior to the execution of such a repurchase or entry into a plan or arrangement to repurchase in the future; provided, the foregoing shall not prohibit any repurchase transaction under an agreement or plan adopted pursuant to the requirements of SEC Rule 10b5-1 or in connection with execution of the terms of an equity-related compensation plan, such as option net settlements, tax withholdings, and deferred compensation elections. The General Counsel or his or her designee shall pre-approve the form of any Rule 10b5-1 trading agreement or plan to be executed by the Company.
2.Other Prohibited Transactions
The Company considers it potentially improper and inappropriate for Covered Persons to engage in short-term or speculative transactions in the Company’s securities. It, therefore, is the Company’s policy that such individuals comply with requirements set forth in the specific provisions below:
·Short-Term Trading. Short-term trading of the Company’s securities may be distracting and may unduly focus the investor on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Covered Persons who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa), whether or not such person is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”)(see below in Section II.C.2 of the Addendum hereto).
(a)Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore may signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Covered Persons are prohibited from engaging in short sales of the Company’s securities as described in Section 16(c) of the Exchange Act.
(b)Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a person is trading based on inside information. Transactions in options also may focus the investor’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.
(c)Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, equity swaps, exchange funds, and forward sale contracts, allow a person to lock in much of the stock holdings’ value, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow a person to continue to own the Company’s securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. For these reasons, Covered Persons are prohibited from engaging in hedging transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.
3.Tipping
You and your Related Persons are prohibited from disclosing (tipping) Material Nonpublic Information to any other person (including family members) where that information may be used by that person for his or her profit by trading in the securities of companies (including the Company) to which the information relates. Also, you and your Related Persons may not make recommendations or express opinions concerning transactions in the Company’s (or any other company’s) securities on the basis of Material Nonpublic Information. These prohibitions also relate to posting or responding to any posting on or in social networking media (see the Company’s Social Networking Policy) concerning nonpublic information concerning the Company.
4.Confidentiality
Unauthorized disclosure of Material Nonpublic Information could create serious problems for the Company, whether or not the information was disclosed for the purpose of conducting improper transactions in the Company’s securities. You should not discuss Material Nonpublic Information with anyone outside the Company, including through the use of e-mail, social media, or the Internet (including on-line bulletin boards and chat rooms), except when properly authorized to do so. If you are uncertain about your authorization, consult with the legal department.
5.Post Termination Transactions
A former director, executive officer or employee who is no longer employed by, or affiliated with, the Company but who has Material Nonpublic Information must continue to comply with the Insider Trading Policy and may not trade in Company securities until the Material Nonpublic Information in his or her possession has become public or is no longer material.
6.Transacting in Securities of Other Companies
Neither you nor any Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if you become aware of Material Nonpublic Information about the other company in the course of your employment by or affiliation with the Company until two trading days following the date such Material Nonpublic Information becomes available to the general public.
E.    Violations of this Policy – Potential Criminal and Civil Liability and/or Disciplinary Action
The Company expects strict compliance by all persons subject to the Policy, and appropriate judgment should be exercised in connection with any transactions in the Company’s securities. The consequences for violating this Policy can be severe.
1.Liability for Insider Trading
Individuals may be subject to penalties and sanctions for engaging in transactions in a company’s securities at a time when they have knowledge of Material Nonpublic Information, including:
•up to 20 years in jail;
•a criminal fine of up to $5,000,000;
•a civil penalty of up to three times the profit gained or the loss avoided; and
•SEC civil enforcement injunctions.
2.Liability for Tipping
Individuals who tip others (“tippers”) may also be liable for improper transactions by the tippees to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers would be subject to the same penalties and sanctions as tippees, and the SEC has imposed large penalties even when the tipper did not profit from the trading.
3.Control Persons
If the Company fails to take appropriate steps to prevent illegal insider trading, it may be subject to the following penalties:
•a civil penalty of up to approximately $2,000,000 or, if greater, three times the profit gained or loss avoided as a result of an employee’s violation; and
•a criminal penalty of up to $25,000,000.
The civil penalties can also extend personal liability to the Company’s directors, executive officers and other supervisory personnel if they fail to take appropriate action to prevent insider trading.
4.Company-Imposed Disciplinary Actions
Employees of the Company who violate this Policy may also be subject to disciplinary action by the Company, including dismissal for cause, regardless of whether such failure to comply is a violation of law.

ENCOMPASS HEALTH CORPORATION
ADDENDUM TO

INSIDER TRADING POLICY

This Addendum to the Encompass Health Insider Trading Policy applies to the following persons (who are collectively referred to as “Insiders”):
•all members of the Board of Directors,
•Executive Officers (those officers who have been notified that they are subject to the provisions of Section 16 of the Exchange Act (“Section 16”), and
•certain employees of the Company who have been separately notified by the General Counsel that these provisions apply to them or who are listed on Exhibit A, as may be amended from time to time by the General Counsel or the Nominating/Corporate Governance Committee (the “Designated Employees”). Annually, or when other significant events occur, these employees will be reviewed and individuals will be added or removed from coverage as necessary. You will be notified if there is any change in your status.
        This Addendum sets forth requirements and restrictions specifically applicable to Insiders, due to their increased access to Material Nonpublic Information. This Addendum supplements the Insider Trading Policy, which is also applicable to all Insiders, and any references to compliance with the Policy shall include this Addendum for purposes of Insiders. Please read this Addendum carefully.

I.    BLACKOUT PERIODS AND PRECLEARANCE
A.    Blackout Periods
(a)    Quarterly Blackout Periods.    The period beginning at the close of the trading window (as defined below) in each fiscal quarter and ending at the close of business on the second trading day following the final release of the Company’s earnings for that quarter is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter ending during that period. Accordingly, this period of time is referred to as a “blackout period.” All Insiders are prohibited from trading in the Company’s securities during such period.
(b)    Interim Guidance and Event-Specific Blackout Periods. In addition, from time to time Material Nonpublic Information regarding the Company may be pending, such as interim earnings guidance, entry into merger or asset purchase agreements, or results of certain negotiations. Prior to public disclosure of the Material Nonpublic Information, the Company may impose a special blackout period during which Insiders and any other individuals notified by the Company will be prohibited from trading in the Company’s securities. The existence of an event-specific blackout period will not be announced, other than to those individuals who are aware of the Material Nonpublic Information which requires the blackout.
(c)     Regulatory Blackout Periods. Directors and executive officers are prohibited from trading in the Company’s securities during any period of three or more consecutive days during which at least fifty percent (50%) of the participants or beneficiaries in an “individual account” retirement plan of the Company (such as the Company’s Savings Plans) are unable to purchase, sell or otherwise acquire or transfer an interest in the equity of the Company held in such plan due to a temporary suspension by the Company or a fiduciary. The Company will provide written notice of Regulatory Blackout Periods in accordance with the requirements of Regulation BTR Rule 104. Limited exceptions apply to Regulatory Blackout Periods, and directors and executive officers should consult with the General Counsel prior to attempting to trade in the Company’s securities during any such period.
(d)    Trading restrictions under Quarterly Blackout Periods and Event-Specific Blackout Periods do not apply to transactions made under an approved Rule 10b5-1 trading plan, although Rule 10b5-1 trading plans may not be adopted during a Quarterly Blackout Period or Event-Specific Blackout Period.
If a blackout is imposed on you, you and your Related Persons may NOT execute transactions or enter into plans or arrangements to trade in the future.
B.    Pre-Clearance of Trades and Annual Certification
(a)    Trading Window. Generally, Insiders may conduct transactions involving the Company’s securities during a period (the “trading window”) commencing at the open of market on the third trading day following the final release of the Company’s earnings for a particular fiscal quarter and continuing until the close of business on the first Thursday of the final month of the subsequent quarter, except in the case of the earnings release for the final fiscal quarter the immediately following trading window will continue until the close of business on the second Thursday of the final month of the subsequent quarter. This restriction on trading does not apply to transactions made under an approved Rule 10b5-1 trading plan executed in accordance with Rule 10b5-1. Management reserves the right to close the trading window after it opens, or to prevent the trading window from opening if, in the judgment of management, the existence or likelihood of material nonpublic events makes such actions advisable.
(b)    It should be noted that even when the Company is outside of a blackout period, any person possessing Material Nonpublic Information concerning the Company, should not engage in any transactions or enter into plans or arrangements to trade in the Company’s securities until such information has been known publicly for at least two full trading days, whether or not the Company has recommended a suspension of trading to that person. This restriction on trading does not apply to transactions made under an approved Rule 10b5-1 trading plan executed in accordance with Rule 10b5-1. Trading in the Company’s securities outside of a blackout period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.
(c)    Pre-Clearance of Trades and Trading Plans. The Company has determined that all Insiders must refrain from trading, or entering into a plan or arrangement to trade in the future (whether pursuant to a 10b5-1 trading plan or other trading plan or arrangement), in the Company’s securities, even during the trading window between blackout periods, without first complying with the Company’s “pre-clearance” process. Each such person should contact the Company’s General Counsel, or, in his/her absence, his/her designee in the Legal Department or the Chief Financial Officer and provide all trade details requested in advance of any proposed transactions (including gifts, loans, contributions or other transfers) in the Company’s securities. The Company’s General Counsel shall request pre-clearance from the Chief Executive Officer in consultation with counsel. The person requesting pre-clearance is responsible for confirming that he or she is not aware of Material Nonpublic Information at that time. The General Counsel will consult as necessary with senior management of the Company before clearing any proposed trade. A trade will not be considered pre-cleared unless the pre-clearance received by the Insider is in written, including via electronic mail, form. Pre-clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, pre-clearance of the transaction must be re-requested. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance. Although an Insider who is transacting in the Company’s securities pursuant to a previously approved Rule 10b5-1 trading plan need not seek pre-clearance from the Company’s General Counsel before each trade takes place, such an Insider must obtain approval of the Nominating/Corporate Governance Committee and the General Counsel for the proposed Rule 10b5-1 trading plan and pre-clear the adoption of it pursuant to this paragraph. Rule 10b5-1 trading plans may not be adopted during a blackout period and may only be adopted at a time the Insider adopting the plan is not aware of Material Nonpublic Information.
(d)    Annual Certification. To ensure compliance with the Insider Trading Policy and this Addendum, all Insiders are required to execute and deliver an annual statement to the Company’s General Counsel, certifying their understanding of and intent to comply with the Insider Trading Policy and this Addendum. The General Counsel will notify you when such certification is due.

C.    Additional Prohibited Transactions
Directors and Executive Officers are prohibited from engaging in and, unless approved in advance by a majority of the Nominating/Corporate Governance Committee of the Company, other Designated Employees may not engage in transactions involving margin accounts and pledges of the Company’s securities. Margin accounts and pledges can be problematic because sales of the securities being used as collateral can occur without the pledgor’s knowledge at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, which could lead to negative publicity for the Company in the case of Section 16 Persons.

II.    SECTION 16 AND RULE 144 REPORTING
Section 16 requires members of the Company’s Board of Directors and the Company’s Executive Officers (“Section 16 Persons”) to file reports reflecting transactions in the Company’s equity securities (including derivatives and security-based swap agreements related to such securities). Section 16 also compels these persons to disgorge short-swing profits derived from trading activity within any six-month period. Note that all trades by Section 16 Persons must be pre-cleared in accordance with Section I.B(b) of this Addendum.
A.    Section 16 Reporting Obligations
Each person who is or becomes a Section 16 Person must file reports concerning his or her beneficial ownership of the Company securities with the Securities and Exchange Commission and the Company. There are three types of forms that must be submitted on a timely basis to comply with Section 16 reporting requirements:
•Form 3 for First-Time Filers: This form must be filed within 10 calendar days after the event triggering the filing. Triggering events include becoming a director or reporting officer (whether or not such person owns any corporate securities), or any transaction that places an investor’s holdings in the corporation above 10 percent for the first time. Form 3 requires information as to the Section 16 Person’s beneficial ownership of all classes of the Company’s equity securities, including options.
•Form 4 for Changes in Beneficial Ownership: This form is used to report changes in the Section 16 Person’s ownership position. It must be filed within two (2) business days after the transaction occurred. Directors and officers who cease to hold their positions must still report certain changes on Form 4 for up to six months after leaving their positions.
•Form 5 for Annual Reconciliation: The Form 5 is an annual report used to disclose certain exempt transactions not previously reported on Form 4. It must be filed within 45 calendar days after the end of a corporation’s fiscal year. Many Section 16 Persons customarily file a Form 4 for all transactions, whether or not exempt, which negates the requirement of filing a Form 5.
It is the Company’s policy that the ultimate responsibility to prepare and timely file Forms 3, 4 and 5 rests with the Section 16 Person, and NOT with the Company. As an accommodation to the
Company’s Section 16 Persons, it is the Company’s practice to furnish, prepare and file Forms 3, 4 and 5 for the Section 16 Persons, and the Company may send each Section 16 Person reminders or alerts from time to time. Each Section 16 Person is obligated to promptly provide information to the office of the General Counsel concerning any change in his or her beneficial ownership of Company securities to ensure timely filing.
B.    Changes in Beneficial Ownership Covered by Section 16
As noted above, transactions causing changes in a Section 16 Person’s beneficial ownership are generally required to be reported on a Form 4. A wide range of transactions can trigger this reporting requirement, and Section 16 Persons should therefore consider the following points:
•Reports under Section 16 cover beneficial ownership, as opposed to mere record ownership, and therefore include securities held by others for the Section 16 Person’s benefit (regardless of how the securities are registered).
•Securities held by immediate family members living in a Section 16 Person’s home are rebuttably presumed to be beneficially owned by the Section 16 Person.
•A Section 16 Person may in certain circumstances be presumed to beneficially own Company securities held in trust. This ownership may include trusts (including living or family trusts) in which such person is a settlor or has or shares investment control. In addition, trusts in which such person, or his or her immediate family member (whether or not living in the reporting officer’s or director’s home), is a beneficiary are subject to particularly complex reporting requirements.
•The concept of “securities” for Section 16 purposes includes derivative securities (such as certain deferred stock units, options, stock appreciation rights and other rights with an exercise or conversion privilege at a price related to an equity security) as well as security-based swap agreements.
C.    Failure to Comply with Section 16
1.Civil and Criminal Penalties
The consequences for failure to file a Form 3, 4 or 5 or failure to file on a timely basis could result in civil penalties, including substantial monetary penalties and cease and desist orders prohibiting the Section 16 Person from trading in the Company’s stock for a certain period of time. Criminal penalties could be imposed for a willful failure to comply with reporting provisions. Also, the Company must identify in its annual proxy statement those who failed to file reports or who filed delinquent reports in the previous fiscal year.
2.Disgorgement of Short Swing Profits
In addition, under Section 16, Section 16 Persons face strict liability for effecting non-exempt purchases and sales (or sales and purchases) in the Company’s securities or security-based swap agreements within a six-month period that result in a “short swing profit” (whether this profit is actual or imputed). The statute compels the Section 16 Person to disgorge all profits (as calculated pursuant to Section 16) gained in the transactions. The proceeds of the disgorgement are turned over to the Company’s treasury. If the Company does not bring an action to recover these profits, any stockholder acting on the Company’s behalf may do so. These stockholder lawsuits are not infrequent because the various reports that must be filed pursuant to Section 16 are publicly available. There are many law firms that actively monitor filings and file lawsuits if they identify violations.
D.    Limitations and Requirements on Resales of the Company’s Securities
Under the Securities Act of 1933 (the “Securities Act”), directors and certain officers who are affiliates2 of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register them under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).

The relevant provisions of Rule 144 as they apply to resales by directors and officers seeking to take advantage of the safe harbor are as follows:

1.Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has (a) filed all reports required by the Exchange Act and (b) submitted all required Interactive Data Files to the SEC and posted such information to the Company website during the twelve months preceding the sale.

2.Manner of sale. The sale of Company shares by a director or officer must be made in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission (or to a market maker at the price held out by the market maker).3 Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

3.Number of shares which may be sold. The amount of securities that a director or officer may sell in a three-month period is limited to the greater of:

a.one percent of the outstanding shares of the same class of the Company, or

b.the average weekly reported trading volume in the four calendar weeks preceding the transactions.

4.Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the officer or director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

5.Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

E.    Broker Interface Procedures
The timely reporting of transactions and filing of the necessary forms under Rule 144 will require a tight interface with brokers handling the Section 16 Person’s transactions and the General Counsel’s office. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with the Company’s pre-clearance procedures and helping prevent inadvertent violations. Further, the Company will need to receive immediately from a broker handling the Section 16 Person’s trade information about the trade that is required to be reported on Form 4. Section 16 Persons are responsible for ensuring that their brokers comply with the mandatory pre-clearance procedures and timely provide the Company with information necessary for the completion of Form 4 reports. The General Counsel may provide a Broker Representation Agreement to be established by brokers, which imposes two requirements on brokerage firms in connection with transactions in the Company’s securities:
(i)    Not to enter into any order (except for orders under a Company-approved 10b5-1 Plan)
(A)    without first verifying with the Company’s General Counsel that the Section 16 Person’s transaction was pre-cleared; and
(B)    complying with the brokerage firm’s compliance procedures (e.g., Rule 144).
(ii)    To report immediately to the Company’s General Counsel via
(A)    telephone; and
(B)    in writing (via e-mail or fax) the details of every transaction involving Company securities.
Except with regard to the exceptions described above, each Covered Person must sign any required Broker Representation Agreement, have it signed by his or her broker, and return it immediately to the Company’s General Counsel.

EXHIBIT A

Encompass Health Corporation Insider Trading Policy
Designated Employees

•All members of the Board of Directors,
•President and Chief Executive Officer,
•All Executive Vice Presidents (or equivalents),
•Chief Investor Relations Officer,
•All professional assistants for the foregoing positions,
•Deputy General Counsel,
•Chief Medical Officer,
•Senior Vice Presidents in Operations,
•All Vice Presidents of Internal Audit and Controls,
•All Vice Presidents of Development,
•All Investor Relations Analysts,
•All Financial Reporting Managers and Analysts,
•All Vice Presidents/Directors of Tax,
•All Regional Presidents,
•All Regional Controllers,
•Vice President, Operations Controller,
•Vice Presidents, Operations,
•Vice President, Corporate Accounting,
•Corporate Financial Accounting Senior Manager,
•Consolidation and Internal Reporting Senior Manager,
•Director Financial Planning and Analysis,
•Director, Government Relations,
•Budgeting Systems and Reporting Analyst,
•Vice President, Total Rewards, and
•If not referenced above, the principal officers from the following functional areas:

Accounting,
Treasury,
Risk Management,
Reimbursement,
Compliance,
Development,
Government Relations
Internal Audit and Controls,
Human Resources,
Tax,
Information Technology,
Strategy, and
Marketing & Communications.
INSIDER TRADING POLICY CERTIFICATION

    I have received and read the Encompass Health Corporation Insider Trading Policy and the Addendum thereto applicable to officers, directors and certain designated employees, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Insider Trading Policy and the Addendum. I acknowledge that the Insider Trading Policy and the Addendum are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

                            ___________________________________
                            Printed Name

                            ___________________________________
                            Signature

                            ___________________________________
                            Date

1 This Policy supersedes the previous version of this policy approved October 25, 2019. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.
2 Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. “Further, Rule 144 covers not only current affiliates but those who have been an affiliate within the last three months.”
3 Note that transactions cannot be effected on the website of the Company’s equity plan administrator/broker without that broker receiving clearance from the Company.